EXHIBIT 99.1

HINES HORTICULTURE INC. ANNOUNCES INTENT TO DEREGISTER ITS
COMMON STOCK; SEEKS BONDHOLDER CONSENT

IRVINE, Calif. – Hines Horticulture Inc. (NASDAQ:HORT.PK) announced today that  it anticipates filing a Form 15 on or around February 7, 2008 with the Securities and Exchange Commission to deregister its common stock under the Securities Exchange Act of 1934.  The Company is eligible to deregister because it has fewer than 300 shareholders of record.  As of the date of the filing of the Form 15, the Company’s obligation to file reports under the Securities Exchange Act of 1934, including Forms 10-K, 10-Q and 8-K, will be suspended.

The Company and Hines Nurseries Inc., its subsidiary, commenced a consent solicitation today seeking consent from a majority of the holders of Hines Nurseries’ 10.25% Senior Notes due 2011 to amend the indenture to permit the Company to cease filing reports with the Securities and Exchange Commission.  The beneficial owner of a majority in aggregate principal amount of the Notes has agreed with the Company that it will deliver its consent.

Hines expects, but cannot guarantee, that its common stock will continue to be quoted on the Pink Sheets after it deregisters.  There can also be no assurance that any brokerage firms will continue to make a market in the common stock after the deregistering. The Pink Sheets is a provider of pricing and financial information for the over-the-counter securities markets.  It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news, and information about securities. Hines intends to update its stockholders with information about the Company through press releases and postings on its web site at www.hineshorticulture.com.

The Company’s Board of Directors unanimously decided to take this action because it believes that the burdens associated with operating as a registered public company currently outweigh any advantages to Hines and its stockholders. Among the factors the Board considered were:
•
The costs, both direct and indirect, incurred by Hines each year in connection with preparing and filing periodic reports with the SEC and otherwise complying with the obligations of being a public company, including the substantial increase in costs associated with the requirements of the Sarbanes-Oxley Act of 2002 and the related SEC rules.

•	The benefits of permitting senior management to spend less time on report preparation and regulatory compliance, which will allow them to devote their attention and efforts to Hines’ operations.
•	The historically low trading volume of the Company's common stock.
•	The concentration of stock ownership in relatively few holders.

About Hines
Hines Horticulture is the leading operator of commercial nurseries in North America, producing one of the broadest assortments of container-grown plants in the industry.  The Company sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as The Home Depot, Lowe’s and Wal-Mart.

Certain statements and information contained in this press release constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, prospects, developments, expectations and intentions.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.